TRANSITION, SEPARATION AND GENERAL RELEASE AGREEMENT
This Transition, Separation and General Release Agreement (“Agreement”) is entered into by and between Southwest Gas Corporation, Southwest Gas Holdings, Inc. and their respective parents, subsidiaries, affiliates, predecessors, and successors (collectively, the “Company”), and Robert J. Stefani, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), and is made effective as of the eighth (8th) day after the date Employee signs this Agreement, provided Employee does not revoke it before such day in accordance with Section 5 of this Agreement (the “Effective Date”).
1.At-Will Employment, Transition Period, and Termination Date.
a.Separation. Employee’s employment with the Company shall end on December 1, 2025 or such earlier date that the Company terminates Employee’s employment in accordance with Section 1(b) of this Agreement (the “Separation Date”). Following the Separation Date, the Company will provide Employee with Employee’s final paycheck, which will include Employee’s final wages and any accrued but unused vacation pay, through the Separation Date, less applicable taxes and withholdings, in accordance with applicable law. After the Separation Date, Employee will be deemed to have resigned from all positions at the Company and will not represent himself as being an executive, officer, agent, employee or representative of the Company, its affiliates, subsidiaries and parent companies for any purpose, or do anything to bind or attempt to bind the Company, its affiliates, subsidiaries and parent companies.
b.Transition Period. For the period commencing on the Effective Date and ending on the Separation Date (the “Transition Period”), Employee shall continue being employed by the Company in the title of Senior Vice President/Chief Financial Officer. In exchange for Consideration (as defined below), Employee agrees to work with diligence in an effective transition of his duties to his successor or any other executives as the Company may designate, as well as continue to perform on a basis consistent with past practices such other duties as the Company may in its discretion assign. Employee understands and agrees that during the Transition Period, Employee shall be employed “at will.” The Company will have the option, in its sole discretion, to inform Employee that his services are no longer needed and to terminate Employee prior to December 1, 2025; however, the Company shall remain obligated to provide Employee the Consideration unless the Company terminates Employee’s employment for Cause (as defined in the Change in Control Agreement (as defined herein)). For the avoidance of doubt, in the event that the Company terminates Employee’s employment for Cause, the Company will not be required to provide the Consideration.
2.Consideration.
a.In consideration for Employee: (i) signing and delivering a fully effective Agreement pursuant to Section 5 below; and (ii) complying with the Agreement at all times, the Company agrees to provide the following transition consideration (the “Transition Consideration”):
i.To continue paying Employee his pro-rata current base salary ($622,000.00), less applicable deductions, in accordance with the regular payroll practices of the Company through December 1, 2025 unless terminated for Cause as described in 1(b);
ii.To permit Employee, during the Transition Period, to continue participating in the employee benefit plans and executive compensation plans in which he is participating as of the Effective Date, subject to, and in accordance with, their terms through December 1, 2025 unless terminated for Cause as described in Section 1(b); and
iii.To permit Employee’s equity awards granted under the Southwest Gas Holdings, Inc. Omnibus Incentive Plan (the “Omnibus Plan”) and the Southwest Holdings, Inc. 2024 Omnibus Incentive Plan (together with the Omnibus Plan, the “Plans”) to continue to vest in accordance with the terms of the Plans and the applicable award agreement, including, for the avoidance of doubt, the restricted stock units (the “RSUs”) granted to Employee pursuant to the Omnibus Plan and the Award Agreement of Time-Lapse Restricted Stock Units between Employee and Southwest Gas Holdings, Inc. (“Holdings”), dated November 21, 2022, of which 10,225 RSUs are unvested as of the date hereof (plus the accrued dividend equivalents) and are scheduled to vest on November 21, 2025, subject to Employee’s continued service with the Company in good standing through such date. In the event that the Company terminates Employee prior to November 21, 2025 pursuant to Section 1(b), any potential vesting of the RSUs shall be in accordance with, and pursuant to, the terms and conditions set forth in Section 2(b).
b.In consideration for Employee: (i) signing the Certification of Reaffirmation of the Transition, Separation and General Release Agreement (the “Certificate”) attached hereto as Exhibit A no later than December 5, 2025, (ii) effectuating and not revoking the Certificate within seven (7) days of executing such Certificate, (iii) complying with this Agreement and the Certificate at all times, and (iv) continuing Employee’s service with the Company in good standing through the Separation Date, the Company agrees to provide the following termination consideration (the “Termination Consideration,” and together with the Transition Consideration, the “Consideration”):
i.Severance pay in the aggregate amount of $1,568,400, less applicable withholdings and deductions, which shall consist of (a)
$933,000, which equal to one and one-half (1.5) times Employee’s Base Salary, to be paid in a single lump sum within thirty (30) days of the Certificate Effective Date (as defined in the Certificate); (b) $435,400, which is equal to 100% of the Annual Incentive Plan target value of Employee’s Target Incentive for the 2025 calendar year, to be paid no later than March 15, 2026; and (c) $200,000, which shall represent an additional payment to Employee, to be paid in a single lump sum within thirty (30) days of the Certificate Effective Date;
ii.An additional payment equal to the actual Annual Incentive Plan amount for the 2025 plan year that Employee would have received had Employee remained employed through December 31, 2025, less applicable withholdings and deductions, to be paid on the normal schedule of the Annual Incentive but not later than March 15, 2026;
iii.All performance stock units (“PSUs”) granted to Employee under the Plans and the applicable Performance Stock Unit Award Agreement between Holdings and Employee shall remain outstanding after the Separation Date and Employee shall be eligible to receive a prorated portion of each PSU award. The prorated number of PSUs earned shall not be determined until the end of each performance period. The number of PSUs earned shall be determined by multiplying the ratio of actual months of service to 36 months of the original performance period by the percentage of PSUs earned, based on actual performance achieved over the original performance period with the resulting product being increased, if appropriate, for dividend equivalents; provided, that for purposes of determining the proration ratio, Employee shall be deemed to have provided service with the Company through December 1, 2025, if he continues service in good standing with the Company through the earlier of December 1, 2025 or a termination by the Company without Cause. Such earned PSUs shall be distributed following the completion of each performance period on the normal schedule of distributions to other participants; and
iv.All RSUs (including the applicable dividend equivalents) granted to Employee under the Plans and the applicable Award Agreements of Time-Lapse Restricted Stock Units that remain unvested as of the Separation Date shall become fully vested as of the Separation Date and shall be settled as soon as administratively possible after the Separation Date
3.No Consideration Absent Execution of this Agreement and the Certificate. Employee understands and agrees that Employee would not receive the Consideration specified in Section 2 above, unless (i) Employee timely executes and does not revoke this Agreement and (ii) Employee timely executes and does not revoke the Certificate, and the promises contained in this Agreement are fulfilled.
4.General Release, Claims Not Released, and Related Provisions.
a.    Release. In return for Consideration as provided in Section 2 of this Agreement, Employee, with the intention of binding himself and his heirs, beneficiaries, trustees, administrators, executors, assigns and legal representatives, knowingly and voluntarily releases and forever discharges the Company, its current and former parents, affiliates, subsidiaries, divisions, successors, and assigns, and their current and former employees, attorneys, insurers, reinsurers, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of: Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Age Discrimination in Employment Act and Older Workers Benefits Protection Act; The Employee Retirement Income Security Act of 1974, as modified below; The Immigration Reform Control Act, as amended; The Americans with Disabilities Act of 1990, as amended; The Worker Adjustment and Retraining Notification Act; The Fair Credit Reporting Act; The Family and Medical Leave Act of 1993; The Equal Pay Act; The Genetic Information Nondiscrimination Act of 2008; the Pregnant Workers Fairness Act; Nevada administrative statutory or codified law or regulation dealing with fair employment practices and/or wage and hour laws; The Nevada Fair Employment Practices Act; Nevada's overtime, meal and rest period, and related wage and hour penalty statutes; NRS 608.250 relating to the payment of minimum wage for each hour worked; NRS 613.010, related to inducing a person to change their work location under false pretenses; NRS 613.210, relating to the "blacklisting" of employees; the failure to pay wages, commissions, bonuses, benefits, vacation pay, severance or other compensation of any sort under state wage and hour laws; any other federal, state or local law, rule, regulation or ordinance; any claim that may be brought pursuant to the Nevada Constitution; all contract and quasi-contract claims, including (without limitation) claims related the Employment Agreement, claims for promissory estoppel or detrimental reliance, all claims for fraud, slander, libel, defamation, disparagement, negligent or intentional infliction of emotional distress, personal injury, prima facie tort; negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; any other federal, state or local law, regulation or ordinance; any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.
b.    Claims Not Released. Employee is not waiving any rights he may have to:
(i) his own vested accrued employee benefits under the Company’s health, welfare, and/or retirement benefit plans (if applicable); (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims that by law cannot be waived by signing this Agreement; and/or (iv) enforce this Agreement.
c.    Governmental Agencies. Nothing in this Agreement prohibits, prevents, or otherwise limits Employee from filing a charge or complaint with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC) or in any legislative or judicial proceeding nor does anything in this Agreement preclude, prohibit or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with or report unlawful conduct, or provide documents, to federal, state, or local officials for investigation or participate in any whistleblower program administered by any such agencies. In addition, nothing in this Agreement, including but not limited to the release of claims nor the confidentiality, limits on disclosure (Section 7), affirmations, prohibits Employee from: (1) reporting possible violations of federal or other law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission, the U.S. Congress, the Equal Employment Opportunity Commission or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal or other law or regulations; or (3) filing a charge or complaint or otherwise fully participating in any governmental whistleblower programs, including but not limited to any such programs managed or administered by the U.S. Securities and Exchange Commission, the Commodity Futures Trading Commission, the Equal Employment Opportunity Commission and/or the Occupational Safety and Health Administration, provided, however, that Employee hereby waives the right to recover any monetary damages or other relief against any Releasees excepting any benefit or remedy to which Employee is or becomes entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.. Employee is not required to notify or obtain permission from the Company when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity.
d.    Collective/Class Action and Jury Trial Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any other Releasee identified in this Agreement is a party. Similarly, as to any such claim against any Releasee that is not otherwise released, Employee waives Employee’s right to a jury trial subject to applicable law.
5.Waiver of ADEA Claims. Employee agrees that by signing this Agreement, Employee waives any claims he may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”). Employee agrees this waiver is knowing and voluntary. Employee and the Company agree this waiver does not apply to ADEA claims or rights that might arise after Employee signs this Agreement. Employee also agrees Employee has no right to the Consideration in Section 2 unless Employee signs and does not revoke this Agreement and complies with its terms and Employee has no right to the Consideration in Section 2 unless Employee signs (and does not revoke) this Agreement and complies with its terms. Employee also agrees that this Agreement advises Employee in writing that:
•Employee should consult with an attorney before signing this Agreement;
•Employee has up to twenty-one (21) calendar days to consider whether to sign this Agreement, starting from the date Employee receives this Agreement;
•Employee agrees that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period;
•Employee has seven (7) calendar days after signing this Agreement to revoke it;
•If Employee revokes this Agreement Employee will not receive the Consideration in Section 2 above; and,
•This Agreement does not prevent Employee from later challenging the validity of the Agreement or from filing a charge with any government agency.

Revocation Period: Employee may revoke this Agreement for a period of seven (7) calendar days following the day Employee signs this Agreement. Any revocation within this period must be submitted in writing to the Company’s Vice President/Human Resources and state, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT.” The revocation must be personally delivered or mailed and postmarked within seven (7) calendar days after Employee signs this Agreement.
6.Acknowledgments and Affirmations.
a.Other than any claims filed with any government agencies related to any protected whistleblower activities, Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against the Company. Nothing in this Agreement or these Affirmations is intended to impair Employee’s rights under whistleblower laws or cause Employee to disclose Employee’s participation in any governmental whistleblower program or any whistleblowing statute(s) or regulation(s) allowing for anonymity.
b.Employee also affirms that Employee has reported all hours worked as of the date Employee signs this Agreement and been paid and/or has received all compensation, wages, bonuses, commissions, paid leave, and/or benefits which are due and payable as of the date Employee signs this Agreement, except those discussed in Section 2 of this Agreement. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act and state and local leave and disability accommodation laws. Employee further affirms that Employee has no known workplace injuries or occupational diseases that have not already been reported to the Company or adjudicated.
c.Employee affirms he is not eligible to receive an increase in the rate of his annual base salary or other compensation terms during the Transition Period.
d.Employee also affirms that to the extent he is entitled to any compensation or benefits pursuant to any employee benefit plans or executive compensation arrangements sponsored by the Company or an affiliate, the amount of such compensation and benefits shall be determined by the Company or the applicable plan administrator in accordance with the terms and conditions of such plans or arrangements.
e.Employee also affirms that Employee has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Employee’s agreement(s) with the Company, including the Employment Agreement, and/or common law.
f.Employee further affirms that Employee has not reported internally to the Company any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud, and Employee has not been retaliated against for reporting any such allegations internally to the Company.
g.Employee affirms that all the Company’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

h.Employee and the Company acknowledge Employee’s rights to make truthful statements or disclosures required by law, regulation, or legal process and to request or receive confidential legal advice, and nothing in this Agreement shall be deemed to impair those rights.
7.Mutual Non-Disparagement.
a.Employee agrees to refrain from making false or misleading statements that are maliciously disparaging or defamatory about one another, the Releasees, or Releasees’ Board of Directors, employees, customers, suppliers, or vendors. This provision does not prohibit Employee from making truthful statements about the terms or conditions of Employee’s employment, or from exercising Employee’s rights under the National Labor Relations Act, government whistleblower programs, or whistleblowing statutes or regulations. Employee and Company agree that nothing in this Agreement (including Sections 7 and 8) is intended to or shall prevent Employee from discussing or disclosing information relating to (i) conduct that would constitute a sexual offense under NRS 179D.097 and would be punishable as a felony if criminal liability were imposed, regardless of whether there was a criminal investigation, prosecution, or conviction of the conduct, (ii) conduct that Employee reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or is recognized as against a clear mandate of public policy, and which occurs at the workplace, at work-related events coordinated by or through the Company, between employees, or between the Company and an employee, whether on or off the employment premises, (iii) discrimination based on sex by an employer (or a landlord); or (iv) retaliation by an employer (or a landlord) for reporting discrimination based on sex.
b.The Company agrees to instruct its (i) current Board members, (ii) current Section 16 officers, and (iii) current Company officers to refrain from making false or misleading statements that are maliciously disparaging or defamatory about Employee. This provision does not prohibit the Company or its current Board members, current Section 16 officers, or current Company officers from making truthful statements about the terms or conditions of Employee’s employment.
8.Non-Disclosure and Non-Use of Confidential Information and Trade Secrets. Employee agrees that the Company is a publicly traded and highly regulated natural gas local distribution company in the utility industry (referenced throughout this Agreement as the “Business” of the Company). The Business of the Company primarily involves the delivery of natural gas service to residential, commercial and industrial customers, including the installation, maintenance, and service of natural gas delivery pipelines. The Company’s involvement in this Business has required and continues to require the expenditure of substantial amounts of money and the use of skills developed over a long period of time. As a result of these investments of money, skill and time, the Company has developed certain valuable Trade Secrets (as defined below) and Confidential Information (as defined below) that are peculiar to the Company’s business and the disclosure of which would cause the Company great and irreparable harm.
a.Definitions.

i.The term “Trade Secrets” shall be defined in a manner consistent with the broadest interpretation of Nevada law and shall include, but shall not be limited to, any scientific or technical information, design, process, procedure, formula or improvement, source codes and architecture (digital, electronic, web-based, or otherwise), patterns, compilations, customer lists, contracts, business plans and practices, marketing plans and practices, financial plans and practices, programs, devices, methods, know-hows, techniques or processes, that derives economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use. To the fullest extent consistent with the foregoing, and otherwise lawful, Trade Secrets shall include, without limitation, information and documentation pertaining to the design, specifications, capacity, testing, installation, implementation and customizing techniques and procedures concerning the Company’s present and future products and services.
ii.The term “Confidential Information” means all information other than Trade Secrets (whether or not specifically identified as confidential) in any form or medium, that is disclosed to, or developed or learned by, the Company and any of its affiliated entities or by Employee in the performance of his duties for the Company or any affiliated entities, that relates to the Business of the Company, its product, services or research, including, but not limited to: (a) internal business information of the Company and its affiliated entities including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods; (b) identities of, individual requirements of, specific contractor arrangements with, and information about, the Company and its affiliated entities, their respective customers and their respective confidential information; (c) any confidential or proprietary information of any third party that the Company or any of its affiliated entities has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) compilations of data and analyses, processes, methods, and performance records, data and databases relating thereto; (e) supply and service information, including but not limited to information concerning the goods and services utilized or purchased by the Company and its affiliated entities, the names and addresses of suppliers, terms of supplier service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of particular suppliers, though generally known or available, yields advantages to the Company or its affiliated entities, the details of which are not generally known; (f) confidential personnel information pertaining to other employees, including but not limited to employees’ medical information, compensation structure, salary or rate of pay, or other terms of employment learned from the employer’s payroll or personnel records rather than disclosure by the specific employee, proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefore, training methods, performance, unique skills or abilities, specialty practices, licenses, certifications, or other proprietary employee information; (g) customer information (other than Trade Secrets), including but not limited to any compilations of past, existing or prospective customers, customer proposals or agreements between customers and the Company or its affiliated entities, status of customer accounts or credit, or related information about actual or prospective customers; and (h) strategies, techniques, marketing plans, merchandising schemes, themes, layouts, mechanicals, copyrights, trademarks, patents, ideas, specifications, and other material or work product that comprises the Company’s or its affiliated entities proprietary and intellectual property; provided that “Confidential Information” shall not include any information that Employee can demonstrate is in the public domain other than as a result of disclosure by Employee in violation of this Agreement or disclosure in violation of this Agreement by any person to whom Employee has disclosed as permitted by this Agreement. Notwithstanding anything to the contrary, “Confidential Information” shall not include any information regarding Employee’s personal or professional contacts (collectively, the “Contacts”), provided, however, that, when communicating or interacting with any such Contacts, Employee shall (i) be prohibited from using or disclosing Confidential Information, and (ii) remain bound by the obligations set forth in this Section 8.
b.Non-Disclosure    and    Non-Use    of    Trade    Secrets    and    Confidential
Information.
i.Employee agrees that Employee will not for any purpose for so long as the pertinent information or documentation remain Trade Secrets, directly or indirectly use, appropriate, disclose or disseminate to any other person, organization or entity or otherwise employ any Trade Secrets.
ii.Employee further agrees that Employee will not for any purpose, at any time, directly or indirectly use, appropriate, or otherwise employ in any way, disclose or disseminate to any other person, organization or entity any Confidential Information.
iii.Following the Separation Date, Employee agrees to protect the value of the Confidential Information and Trade Secrets of the Company and to prevent their misappropriation or disclosure.
iv.The obligations set forth herein shall not apply to any Trade Secrets or Confidential Information which shall have become generally known to competitors of the Company through no act or omission of the Employee. Further, the rights and obligations created by this sub-section are independent of, and in addition to, the rights, obligations and liabilities created by the Uniform Trade Secrets Act.
v.Notwithstanding the non-disclosure requirements of the Company’s Trade Secrets, under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
vi.Nothing in this Agreement shall be construed to limit Employee’s rights under the National Labor Relations Act including, but not limited to, the right to engage in protected concerted activity, including discussing terms and conditions of employment with coworkers, and attempting to improve terms and conditions of employment through channels outside the immediate employee-employer relationship, such as through the National Labor Relations Board. Nothing in this Agreement has the purpose or effect of preventing Employee from making truthful disclosures about alleged unlawful conduct. Employee acknowledges that confidentiality is a material term of this Agreement. Notwithstanding the foregoing, the Agreement may be introduced as evidence in any proceeding only for the purposes of enforcing its terms and/or to evidence the parties’ intent in executing it. The Agreement shall not be admissible as evidence in any proceeding for any other purpose. The Parties further expressly understand and agree that the provisions of this Section 9 shall not apply when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body with actual or apparent jurisdiction to order Employee to disclose or make accessible any information, with respect to any litigation, arbitration or mediation involving this Agreement including, but not limited to, the enforcement of this Agreement, as to information that becomes generally known to the public or within the relevant trade or industry other than due to Employee’s wrongdoing or as to information that becomes available to Employee on a non-confidential basis from a source which is entitled to disclose it to Employee.
vii.Employee represents, warrants, and agrees with Company that part of the Consideration described in Section 2 to be paid to Employee is in consideration for Employee’s agreement and representation that: (a) the covenants contained in this Section 9 are reasonable, appropriate and suitable in their scope, duration, and content; (b) Employee shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the scope, duration, or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (c) such covenants and agreements shall survive the termination of this Agreement, in accordance with their terms; (d) the free and full assignability of such covenants and agreement upon a sale or other transaction of any kind relating to the ownership and/or control of the Company; (e) the covenants and agreements stated in this Section 9 above are essential for the Company’s reasonable protection, and the Company has reasonably relied on these covenants and agreements by Employee; and, (f) if Employee breaches or threatens to breach any covenants and agreements set forth in Section 9, the Company may seek to enforce such covenants and agreements through any equitable remedy, including specific performance or injunction, without waiving any claim for damages; in any such event, Employee waives any claim that the Company has an adequate remedy at law or for the posting of a bond.
9.Cooperation. The parties agree that certain matters in which Employee has been involved during Employee’s employment may need Employee’s cooperation with the Company in the future. In consideration for the payments and benefits in this Agreement, Employee agrees to reasonably cooperate with the Company in any pending or future matters arising out of or related to Employee’s service to the Company, including, but not limited to, any business transactions, business relationships, litigation, investigation or other dispute, in which you have knowledge or information; provided that the Company shall make reasonable efforts to minimize disruption of Employee’s other activities or subvert Employee’s obligations to future employers.
10.Prospective Employment References and Return of Property. Employee agrees that Employee will ask future prospective employers to direct any questions about Employee’s employment with the Company to the Company’s Human Resources Department who will respond with only the title of Employee’s last position and dates of employment.
By the Separation Date, Employee will return all Company property and equipment, including any Company-issued phones, computers, laptops, tablets, printers, scanners, and other electronic devices, identification cards, access cards, keys, credit cards provided to Employee by the Company, passwords and account information to the Company’s systems (as needed), as well as any external systems used by the Employee during the course and scope of his work for the Company, and all Company property, documents, and/or any confidential information in Employee’s possession or control, including but not limited to, files, papers, data, lists, charts, photographs, computer records, electronic storage devices or drives, or any other Company property.
11.Governing Law and Interpretation. This Agreement shall be governed by the laws of the State of Nevada, without regard to conflict of law principles. In the event of a breach of any provision of this Agreement, either party may file suit specifically to enforce any term or terms of this Agreement or to seek any damages for breach.
12.Nonadmission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.
13.Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Employee and an authorized representative of the Company, wherein specific reference is made to this Agreement.
14.Severability and Blue Penciling.
(a)Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under, or would require the commission of any act contrary to, existing or future laws, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.
(b)Blue Penciling. To the fullest extent permitted by law, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a legal and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
15.Section 409A of the Code. Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any other provision of this Agreement to the contrary, if at the time of Employee’s separation from service (as defined in Code Section 409A), Employee is a “Specified Employee,” then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable).
16.Entire Agreement. This Agreement sets forth the entire agreement between the Parties and fully supersedes any prior agreements or understandings between the Parties, including, but not limited to, the Employment Agreement and that certain Change in Control Agreement by and between the Company and Employee, effective as of October 31, 2022 (the “Change in Control Agreement”). Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.
17.Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.
18.Third Party Beneficiaries. All Releasees are third party beneficiaries of this Agreement for purposes of the protections offered by this Agreement, and they shall be entitled to enforce the provisions of this Agreement applicable to any such Releasee as against Employee or any party acting on Employee’s behalf.
19.Form 8-K and 10-K. The Company and Employee have mutually agreed on the language to be issued with the Company’s Current Report on Form 8-K announcing Employee’s departure from the Company in 2025. The agreed-upon language in such Form 8-K is a material term of this Agreement. The Company will file this Agreement in connection with the Company’s Annual Report on Form 10-K for the year ending December 31, 2025.
20.Director’s and Officer’s Insurance. Beginning on the Separation Date, Employee shall receive coverage under the Company’s director’s and officer’s insurance in accordance with the terms, conditions, and limitations of such insurance policy in effect at the Company from time to time. Upon request, the Company will provide to Employee copies of its directors’ and officers’ liability policy, declarations, and endorsements.

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EMPLOYEE AFFIRMS THAT HE HAS HAD A TWENTY-ONE (21) CALENDAR DAY PERIOD TO CONSIDER THIS TRANSITION, SEPARATION AGREEMENT AND GENERAL RELEASE AND AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT, AS PROVIDED IN SECTION 5 ABOVE. EMPLOYEE VOLUNTARILY, FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS, INCLUDING WAIVER OF ADEA CLAIMS, EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.
The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

ROBERT J. STEFANI	SOUTHWEST GAS CORPORATION
By: /s/ Robert J. Stefani	By: /s/ Catherine M. Mazzeo
Catherine M. Mazzeo Chief Legal, Safety & Compliance Officer and Corporate Secretary
Date: 10/31/2025	Date: 10/31/2025
SOUTHWEST GAS HOLDINGS, INC.
By: /s/ Catherine M. Mazzeo
Catherine M. Mazzeo Chief Legal, Safety & Compliance Officer and Corporate Secretary
Date: 10/31/2025

Exhibit A
CERTIFICATE OF REAFFIRMATION OF THE TRANSITION, SEPARATION AND
GENERAL RELEASE AGREEMENT
TO BE SIGNED AND RETURNED TO THE COMPANY’S VICE PRESIDENT/HUMAN RESOURCES ON OR AFTER THE LAST DAY OF THE TRANSITION PERIOD. NOT VALID IF SIGNED EARLIER.
As required by and as material consideration for the Transition, Separation and General Release Agreement (“Agreement”), entered into by and between Southwest Gas Corporation and its parent, subsidiaries, affiliates, predecessors, and successors (collectively, the “Company”), and Robert J. Stefani, his heirs, executors, administrators, successors, and assigns (collectively, the “Employee”), Employee freely and voluntarily agrees to enter into and be bound by this Certificate of Reaffirmation of the Transition, Separation and General Release Agreement (the “Certificate”).
Employee hereby reaffirms all of Employee’s obligations and representations in the Agreement, including but not limited to the covenants and agreements set forth in Sections 7, 8, 9, and 10 and Employee’s release of claims in Section 4 of the Agreement up through the date Employee signs this Certificate below. Employee understands that Employee will not be eligible for the Termination Consideration set forth in Section 2 of the Agreement unless Employee signs and does not revoke this Certificate. Employee understands that Employee had until December 5, 2025 to consider this Certificate and has seven (7) days following Employee’s execution of the Certificate to revoke the Certificate; and that this Certificate shall not be effective until the revocation period has expired; provided that, if Employee revokes Employee’s signature to this Certificate, Employee understands that Employee will not be eligible for the Termination Consideration.
Employee understands that the Company, in providing Employee with the Termination Consideration set forth in Section 2 of the Agreement, is relying on this Certificate, and that Employee’s eligibility and receipt of any benefits under the Agreement is conditioned on Employee’s continued compliance with the Agreement. This Certificate shall become effective on eighth (8th) day after Employee signs this Certificate and does not revoke it (the “Certificate Effective Date”).
    , 2025
Robert J. Stefani    Date of Execution